STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	1
Beginning Date of Accrual Period	14-Nov-02
End Date of Accrual Period	19-Dec-02
Payment Date	20-Dec-02
Previous Payment Date	-

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	17,275,748.63
Principal Collections	12,083,403.51
Interest Collections (net of Servicing Fee)	5,042,730.64
Servicing Fee	288,707.48
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	17,275,748.63
Interest Paid to Notes	1,634,015.20
Principal Paid to Notes	15,353,025.95
Servicing Fee	288,707.48
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	866,122,445.66
Principal Collections (including repurchases)	12,083,403.51
Charge off Amount	0.00
Ending Pool Amount	854,039,042.15

Collateral Performance
Cash Yield (% of beginning balance)	9.23%
Charge off Amount (% of beginning balance)	0.00%
Net Yield	9.23%
Cumulative Realized Losses	-
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	0.00
One Payment number of Home Equity Loans	-
Two Payments principal balance of Home Equity Loans	0.00
Two Payments number of Home Equity Loans	-
Three + Payments principal balance of Home Equity Loans	0.00
Three + Payments number of Home Equity Loans	-
Three + Payments Delinquency Percentage	0.00%
Three + Payments Rolling Average	0.00%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	8,429
Number of Home Equity Loans outstanding (Ending of Collection Period)	8,304
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	19,482,445.66
Overcollateralization Release Amount	0.00
Distributable Excess Cash	3,269,622.44
End Overcollateralization Amount	22,752,068.10

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateraliztion Amount	19,482,445.66
Interim Overcollateralization Deficiency	64,964,492.79

Excess Cashflow	3,269,622.44

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	98.19%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	20.064066
2. Principal Distribution per $1,000	18.134066
3. Interest Distribution per $1,000	1.930000

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.38000%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.93000%
3. Available Funds Cap	7.97657%
4. Note Rate	1.93000%
5. Days in Accrual Period	36

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,634,015.20
7. Current Interest and Interest Carrforward Amount paid	1,634,015.20
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	846,640,000.00
2. Principal Payment Amount paid	12,083,403.51
3. Distributable Excess Cashflow paid	3,269,622.44
4. Note Principal Amount, after payments	831,286,974.05

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.9818659
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9733595